EXHIBIT 5.1

July 13, 2020

Hycroft Mining Holding Corporation

8181 E. Tufts Ave., Suite 510

Denver, Colorado 80237

Re:	Hycroft Mining Holding Corporation Registration Statement on Form S-1

Ladies and Gentlemen:

We have acted as special counsel for Hycroft Mining Holding Corporation, a Delaware corporation (the “Company”), in connection with (a) the issuance of up to 37,500,212 shares of Class A Common Stock, par value $0.0001 per share, of the Company (the “Common Stock”) upon the exercise of warrants issued pursuant to (i) that certain Warrant Agreement, dated October 22, 2015 (the “Assumed Warrant Agreement”), among Hycroft Mining Corporation (whose obligations thereunder have been assumed by the Company), Computershare Trust Company, N.A. and Computershare Inc., as the initial warrant agent, (ii) that certain Warrant Agreement, dated as of February 7, 2018, by and between the Company and Continental Stock Transfer & Trust Company (“Continental” and such agreement, the “IPO Warrant Agreement”), and (iii) that certain Warrant Agreement, dated as of May 29, 2020, by and between the Company and Continental (the “PIPE Warrant Agreement” and, collectively with the Assumed Warrant Agreement and the IPO Warrant Agreement, the “Warrant Agreements” and all such shares issuable upon the exercise of warrants pursuant to the Warrant Agreements, the “Warrant Shares”); and (b) the resale by the selling securityholders (the “Selling Securityholders”) of (1) up to 13,489,999 warrants pursuant to the IPO Warrant Agreement and PIPE Warrant Agreement to purchase shares of Common Stock (collectively, the “Secondary Warrants”), (2) up to 12,449,999 Warrant Shares issuable upon exercise of the Secondary Warrants, and (3) up to 48,417,646 shares of Common Stock held by the Selling Securityholders (the “Issued Shares”). The Warrant Shares, the Secondary Warrants and the Issued Shares are collectively referred to as the “Securities.”

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act of 1933, as amended (the “Securities Act”).

In connection with this opinion letter, we have examined and relied upon the following:

(a)	the registration statement on Form S-1 of the Company relating to the Securities filed on the date hereof with the Securities and Exchange Commission (the “Commission”) under the Securities Act allowing for delayed offerings pursuant to Rule 415 of the General Rules and Regulations under the Securities Act (the “Rules and Regulations”), including the information deemed to be a part of the registration statement pursuant to Rule 430B of the Rules and Regulations (such registration statement, the “Registration Statement”), which includes a form of prospectus (the “Prospectus”);

Hycroft Mining Holding Corporation

July 13, 2020

(b)	the Amended and Restated Certificate of Incorporation of the Company and Bylaws of the Company;

(c)	the Second Amended and Restated Certificate of Incorporation of the Company and Amended and Restated Bylaws of the Company, in each case in effect on May 29, 2020;

(d)	the Parent Sponsor Letter Agreement, dated as of January 13, 2020, by and between the Company and Mudrick Capital Acquisition Holdings LLC, a Delaware limited liability company (“Sponsor”);

(e)	the Forward Purchase Contract, dated as of January 24, 2018, by and between the Company and Sponsor;

(f)	the Purchase Agreement, dated as of January 13, 2020 and amended on February 26, 2020, by and among the Company, MUDS Acquisition Sub, Inc. (“Acquisition Sub”) and Hycroft Mining Corporation (“Seller”);

(g)	the Backstop /Subscription Agreements, dated January 13, 2020 and amended on May 28, 2020, by and among the Company and the respective Selling Stockholders party thereto (the “Subscribers”);

(h)	the Exchange Agreement, dated as of January 13, 2020, by and among Acquisition Sub, Seller and the Seller noteholders party thereto, as amended by that certain Omnibus Amendment to Note Purchase Agreements and Exchange Agreement, dated May 28, 2020, by and among the Company and the respective Selling Stockholders party thereto (the “Exchange Holders”);

(i)	the Underwriting Agreement, dated as of February 7, 2018, by and among the Company and Cantor Fitzgerald & Co. (“Cantor”), as representative of the several underwriters thereunder, as amended by that certain letter agreement, dated as of February 12, 2020, by and among the Company and Cantor, as representative of the several underwriters thereunder;

(j)	(i) that certain credit agreement, dated as of October 4, 2019, between Seller, as borrower, Hycroft Resources & Development, Inc. and Allied VGH Inc., as guarantors, Sprott Private Resource Lending II (Collector), LP (“Lender”), as lender, and Sprott Resource Lending Corp., as arranger, and Sprott Resource Lending Corp., as arranger, (ii) that certain Subscription Agreement, dated as of May 29, 2020, by and between the Company and Lender, and (iii) that certain Amended & Restated Credit Agreement, dated as of May 29, 2020, by and among HYMC, Allied VGH LLC, Hycroft Resources & Development, LLC, Acquisition Sub, MUDS Holdco, Inc. and Lender;

Hycroft Mining Holding Corporation

July 13, 2020

(k)	the Warrant Agreements, including the forms of Warrant Certificates included therein; and

(l)	the Amended and Restated Registration Rights Agreement, dated as of May 29, 2020, by and among the Company, Sponsor, the Subscribers, the Exchange Holders, Cantor, Lender and certain other signatories party thereto.

In rendering the opinions set forth herein, we have also (i) investigated such questions of law, (ii) examined originals or certified, conformed or reproduction copies of such board of directors and stockholder resolutions, agreements, instruments, documents and records of the Company and the Selling Securityholders, such certificates of public officials and such other documents, and (iii) received such information from officers and representatives of the Company and the Selling Securityholders, in each case, as we have deemed necessary or appropriate for the purposes of these opinions.

In all such examinations, we have assumed the genuineness of all signatures, the legal capacity of all natural persons who have executed documents, the completeness and authenticity of all original documents reviewed by us, and the conformity and completeness to original documents of all copies of documents submitted to us for review as conformed or reproduction copies. To the extent it may be relevant to the opinions expressed below, we have assumed that: (i) the Company will have sufficient authorized but unissued and unreserved shares of Common Stock on the date of any issuance of shares registered pursuant to the Registration Statement; and (ii) the parties to agreements, other than the Company, have the power and authority to enter into and perform their obligations under such agreements and to consummate the transactions contemplated thereunder, such agreements have been duly authorized, executed and delivered by, and constitute the legal, valid and binding obligations of, such parties enforceable against such parties in accordance with their terms, and such parties will comply with all of their obligations under such agreements and all laws applicable thereto.

As to facts material to our opinions, we have relied without independent investigation or verification upon the accuracy of factual statements, including representations of fact contained in certificates, agreements, oral or written statements or other records of or from public officials and officers and representatives of the Company and others, and assumed compliance on the part of all parties to all agreements and documents, other than the Company, with their covenants and agreements contained therein. We have further assumed that the terms of the Issued Shares and Secondary Warrants have been established so as not to, and that the execution and delivery by the parties thereto and the performance of such party’s obligations under, the Issued Shares and Secondary Warrants will not violate, conflict with or constitute a default under any consent, approval, license, authorization or validation of, or filing, recording or registration with any governmental authority. Except as expressly set forth herein, we have not undertaken any independent investigation to determine the existence or absence of facts and no inference as to our knowledge or awareness concerning facts should be drawn from the fact that we have represented the Company or any affiliates of the Company in this or other matters.

Hycroft Mining Holding Corporation

July 13, 2020

Based upon and subject to the qualifications and assumptions stated herein, we are of the opinion that:

1.	When the Registration Statement, as finally amended (including all necessary post-effective amendments), has become effective under the Securities Act, the Warrant Shares, when issued in accordance with the terms of the Warrant Agreements by the Company against payment of the exercise price therefor and registered in the Company’s share registry, will be validly issued, fully paid and nonassessable, provided that the consideration therefor is not less than $0.0001 per share.

2.	When the Registration Statement, as finally amended (including all necessary post-effective amendments), has become effective under the Securities Act, the Warrant Shares, when issued in accordance with the terms of the Warrant Agreements by the Company against payment of the exercise price therefor and registered in the Company’s share registry, will be validly issued, fully paid and nonassessable, provided that the consideration therefor is not less than $0.0001 per share.

3.	The Issued Shares have been duly authorized by all requisite corporate action on the part of the Company under the General Corporation Law of the State of Delaware (the “DGCL”) and have been validly issued and are fully paid and nonassessable.

4.	The Secondary Warrants constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms under the laws of the State of New York.

We express no opinion as to any matter pertaining to the contents of the Registration Statement or the Prospectus other than as to the validity of the Warrant Shares and Issued Shares. We express no opinion concerning the enforceability of any provision of any agreements or documents (i) providing for payments thereunder in a currency other than currency of the United States of America to the extent that a court of competent jurisdiction, under applicable law, will convert any judgment rendered in such other currency into currency of the United States of America or to the extent that payment in a currency other than currency of the United States of America is contrary to applicable law, (ii) providing for governmental authority to limit, delay or prohibit the making of payments outside the United States or in foreign currency or composite currency, or (iii) relating to indemnification, contribution, non-reliance, exculpation, release, limitation or exclusion of remedies, waiver or other provisions having similar effect that may be contrary to public policy or violative of federal or state securities laws, rules or regulations, or to the extent any such provision purports to, or has the effect of, waiving or altering any statute of limitations.

Hycroft Mining Holding Corporation

July 13, 2020

The opinions set forth above are subject to (i) applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other similar laws affecting creditors’ rights and remedies generally, (ii) general principles of equity including, without limitation, good faith, fair dealing and reasonableness, equitable defenses and limits as to the availability of equitable remedies, whether such principles are considered in a proceeding at law or in equity, and (iii) the effect of public policy considerations that may limit the rights of the parties to obtain further remedies.

Our advice on every legal issue addressed in this letter is based exclusively on the federal securities laws of the United States of America and such internal laws of the State of New York as are generally applicable in transactions of the type covered by the Registration Statement and, to the extent relevant to the opinions expressed herein, the applicable provisions of the DGCL, and represents our opinion as to how that issue would be resolved were it to be considered by the highest court in the jurisdictions which enacted such laws. The manner in which any particular issue relating to the opinions would be treated in any actual court case would depend in part on facts and circumstances particular to the case and would also depend on how the court involved chose to exercise the wide discretionary authority generally available to it. To the extent that any opinion relates to the enforceability of the choice of New York law and choice of New York forum provision contained in any agreement relating to the Securities, the opinions stated herein are subject to the qualification that such enforceability may be subject to, in each case, (i) the exceptions and limitations in New York General Obligations Law sections 5-1401 and 5-1402 and (ii) principles of comity or constitutionality. None of the opinions or other advice contained in this letter considers or covers any foreign or state securities (or “blue sky”) laws or regulations.

The opinions expressed herein are limited to the matters stated herein, and no opinion is implied or may be inferred beyond the matters expressly stated herein. The opinions expressed herein are given as of the date hereof, and we undertake no obligation to supplement this letter if any applicable laws change after the date hereof or if we become aware of any facts that might change the opinions expressed herein after the date hereof or for any other reason.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to this firm under the caption “Legal Matters” in the Prospectus. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations. Please be advised that certain partners of our firm and attorneys associated with our firm may beneficially own shares of Common Stock.

Sincerely,

/s/ NEAL, GERBER & EISENBERG LLP